Exhibit 10.16

December 31, 2011

Mr. Robert J. Khoury
c/o BE Aerospace, Inc.
1400 Corporate Way
Wellington, FL 33414

Dear Mr. Khoury:

Consulting Agreement

This letter agreement (the "Agreement") confirms the agreement between BE Aerospace, Inc. (the "Company") and you to engage in a consulting arrangement and sets forth the agreement between the Company and you regarding the terms of such consulting arrangement.

1. Term. The term of your services pursuant to this Agreement shall commence on January 1, 2012 (the "Effective Date") and terminate on December 31, 2014 (the "Consulting Period").

2. Consulting Services.

(a) Services. Your services hereunder during the Consulting Period shall consist of providing sales and marketing advice and consultation to the Company, assistance in developing and implementing key customer strategies, assistance in maintaining key customer relationships through periodic customer visits and providing periodic advice and consultation regarding Company operational matters including lean manufacturing and related continuous improvement programs and such other services mutually agreed to by you and the Company (the "Consulting Services").  At all times the Consulting Services shall be non-exclusive and you shall only be required to devote so much time as is reasonably necessary to discharge the Consulting Services, up to a maximum of one hundred twenty (120) hours per month.

(b) Service Standards. You shall perform the Consulting Services in a commercially reasonable manner.  In no event shall you have any liability to the Company arising out of or related to your performance of the Consulting Services except to the extent it arises directly by reason of your negligence or willful misconduct in performing such Consulting Services.

(c) Expenses. During the Consulting Period the Company shall:

(i) provide you with an office at its Longwood, Florida facility or such other location otherwise reasonably specified by you at a cost not to exceed the cost for the Longwood office location;

(ii) provide you with a full time assistant;

(iii) provide you with travel in accordance with the Company's policy regarding Authorization and Limitation on Officer Travel as in effect on the Effective Date; and

(iv) pay or reimburse you for reasonable out-of-pocket expenses incurred in connection with your performance of the Consulting Services in accordance with past practices; provided, however, that (x) in no event shall reimbursement occur later than the last day of the calendar year following the calendar year in which the related expense was incurred and (y) no amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

3. Nature of the Relationship.

(a) Independent Contractor. You acknowledge that the Consulting Services shall be performed in the capacity of an "independent contractor," that you are solely responsible for determining your actions or inactions in carrying out and performing the Consulting Services, and that nothing in this Agreement shall be construed to create an employment relationship between you and the Company.  You agree that, with respect to the Consulting Services provided hereunder, you are not an employee of the Company for any purpose, including, without limitation: (i) for federal, state or local tax, employment, withholding or reporting purposes; or (ii) for eligibility or entitlement to any benefit under any of the Company's employee benefit plans (including, without limitation, those plans that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive, compensation or other employee programs or policies.

(b) Code of Conduct. During the Consulting Period, you shall comply with the Company's Code of Conduct and its Delegations of Authority, each as in effect from time to time
(as if you were a non-management employee with respect to the Delegations of Authority Policy).

(c) Payment of Taxes. You shall be responsible for and shall maintain adequate records of expenses that you incur in the course of performing the Consulting Services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to your performance of the Consulting Services.  Neither federal, state, nor local income tax of any kind shall be withheld or paid by the Company with respect to any amount paid to you pursuant to this Agreement.  You agree that you are responsible for withholding and paying all employment taxes and income withholding taxes as required, with respect to you.

(d) Indemnification. To the fullest extent permitted under applicable laws, rules and regulations and the Company's applicable corporate governance documents, the Company agrees to defend, indemnify and hold you harmless from any loss, liability, cost and expense (including, but not limited to, reasonable attorney's fees) incurred by you as a result of you being made a party to any action or proceedings by reason of your provision of the Consulting Services, however, there shall be no indemnity for any loss or liability that is finally determined by a court of competent jurisdiction to have been caused by your gross negligence or willful misconduct.

4. Consulting Fees. During the Consulting Period, you shall receive a consulting fee of $300,000 per calendar year (the "Fees"), payable in monthly installments in arrears on the last day of the month (pro-rated for partial months).

5. Effect of Death or Disability. In the event of your death or the termination of your services under this Agreement by the Company due to your Disability (as defined in the Company's long term disability plan as in effect from time to time), you or your estate or beneficiaries, as applicable, shall be entitled to a lump sum payment equal to the Fees payable to you for the remainder of the Consulting Period.  The lump sum payment shall be made within ten (10) business days following the effective date of your termination.

6. Amendment, Modification or Termination of Agreement. This Agreement cannot be amended, modified or terminated without the prior written consent of both parties hereto.

7. Proprietary Rights and Non-Competition.

(a) Proprietary Rights Agreement. Effective as of the Effective Date, you and the Company have entered into a Proprietary Rights Agreement which is attached hereto as Exhibit A (the "Proprietary Rights Agreement").  The non-solicitation and non-competition provisions in this Agreement and in the Proprietary Rights Agreement shall be deemed separate and distinct provisions and each applicable time period shall run concurrently in accordance with its terms for the benefit of the Company.

(b) Competitive Services. During the Consulting Period and for a period of two (2) years thereafter (collectively, the "Restricted Period"), you will not, directly or indirectly:

(i) Compete in the United States or on the internet with respect to any "Competing Product or Service," which is defined to mean those products or services offered and/or under development by the Company or any of its subsidiaries or affiliates during the Consulting Period of which you have knowledge, or any product or service competitive with or intended to compete with such products or services, or any product or service which you acquired knowledge of as a result of your provision of services to the Company; or

(ii) own, invest in, make loans to, operate, manage, control, participate in, consult with, or advise, any entity or person that provides a Competing Product or Service with the Company in the United States or on the internet;

provided, however, that this Section 7(b) shall not (x) prevent you from having passive investments of less than five percent (5%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system or (y) preclude you from serving as a director of any other corporation.

(c) Non-Solicitation. As a separate and independent covenant, you agree that during the Restricted Period, you will not, directly or indirectly:

(i) contact, solicit, perform services for, or accept work or business (in any capacity other than as a consultant to the Company) from any clients or customers of the Company, its subsidiaries or affiliates, with whom you have worked or had contact during any period in which you provided consulting services to the Company, or of whom you had knowledge of due to your provision of services or access to the Company's confidential information and/or trade secrets;

(ii) contact, solicit or accept contact from any clients, subcontractors, consultants, vendors, suppliers or independent contractors of the Company, its subsidiaries or affiliates, for the purpose of interfering with, causing, inviting or encouraging any such persons or entities from altering or terminating their business relationship or association with the Company, its subsidiaries or affiliates.  This applies to any clients, subcontractors, consultants, vendors, suppliers or independent contractors with whom you have worked or had contact during the period in which you provided services to the Company or of whom you had knowledge due to your provision of services or access to the Company's confidential information and/or trade secrets; or

 (iii) contact, solicit or accept contact from any employee of the Company, its subsidiaries or affiliates for the purpose of interfering with their employment with the Company, its subsidiaries or affiliates, or inviting or encouraging them to terminate their employment with the Company, its subsidiaries or affiliates or which has the effect of altering or terminating their employment with the Company, its subsidiaries or affiliates.

(d) Breach. If you breach any covenant contained in Sections 7(b) or 7(c), you agree and acknowledge that the Restricted Period shall be extended during the time of such breach.  You further agree and acknowledge that, in the event of your breach of any covenants contained in this Section 7, the Restrictive Period may be extended for up to three (3) years, which shall commence upon either (x) a determination by the Company that you have stopped breaching such covenants or (y) the date of a court's or arbitrator's final determination that you have breached a covenant contained in Sections 7(b) or 7(c).

(e) Corporate Opportunities. You agree that you will first present to the Board of Directors of the Company (the "Board"), for its acceptance or rejection on behalf of the Company, any opportunity to create or invest in any company which is or will be involved in equipping or furnishing airplane cabin interiors, which comes to your attention during the Consulting Period and in which you, or any of your affiliates, might desire to participate.  If the Board rejects the same or fails to act thereon in a reasonable time, you shall be free to invest in, participate in or present such opportunity to any other person or entity.

(f) Remedies. Without intending to limit the remedies available to the Company, including, but not limited to, those set forth in this Section 7, you agree that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by the covenants contained in this Section 7 or such other relief as may be required specifically to enforce any of the covenants contained in this Section 7.  Such injunctive relief in any court shall be available to the Company in lieu of, prior to or pending determination in, any arbitration proceeding.

8. Miscellaneous.

(a) Section 409A.

(i) It is intended that the terms and conditions of this Agreement comply with Section 409A of the US Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the "Code").  If any provision of this Agreement contravenes any regulations or United States Department of the Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A of the Code, the Company may, in its sole discretion and without your consent, modify the Agreement to:  (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code.  This Section 8(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(ii) (w) In the event that any amount or benefit paid, distributed or otherwise provided to you by the Company pursuant to this Agreement determined without regard to any additional payment required under this Section 8(a) (the "Covered Payments"), would be subject to the additional taxes, interest and penalties imposed by Section 409A of the Code (such additional taxes, interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount that shall fund the payment by you of any Excise Tax on the Covered Payments, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.  For this purpose, all income taxes will be assumed to apply to you at the highest marginal rate.

(x) A nationally recognized firm of independent accountants, selected by the Company shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  Such accounting firm shall apply the provisions of this Section 8(a) in a reasonable manner and in good faith in accordance with then prevailing practices in the interpretation and application of Section 409A.  For purposes of applying the provisions of this Section 8(a), the Company shall be entitled to rely on the written advice of legal counsel or such accounting firm as to whether one or more Covered Payments is subject to the provisions of Section 409A.

(y) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within thirty (30) calendar days after the date that such accounting firm has been engaged to make such determinations or such other time as requested by you or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Covered Payment, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Covered Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon you and the Company.

(z) The Gross-Up Payment shall be paid within thirty (30) days after such amount is determined by the Company in accordance with the provisions of this Section 8(a), but in no event later than the last day of the calendar year following the calendar year in which you remit the Excise Tax.

(b) Entire Agreement. This Agreement and the Proprietary Rights Agreement represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between you and the Company.

(c) Governing Law. This Agreement will be governed by and construed in accordance with the laws of Florida, without giving effect to the conflicts of laws principles thereof.

(d) Enforceability; Waiver. If any arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed, blue-penciled or reformed by the court or arbitrator in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed in such provision.  Your or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that you or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

(e) Headings. The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same agreement.

(g) Signatures. Each party's signature on the lines below constitutes his or its agreement with each provision contained in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and you have hereunto set your hand, as of the day and year first above written.

BE AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	Senior Vice President &
Chief Financial Officer

AGREED TO AND ACCEPTED BY:

/s/ Robert J. Khoury
Robert J. Khoury

Exhibit A

Proprietary Rights Agreement